Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRESTLE HOLDINGS, INC.

Trestle Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The corporation was originally incorporated as Sunland Entertainment Co. (Delaware), Inc. pursuant to a Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on May 7, 2002.

B. The corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 16, 2002 (the "Amended Certificate").

C. The company filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on September 17, 2003.

D. This Third Amended and Restated Certificate of Incorporation (i) has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the Board of Directors and stockholders of the corporation and (ii) restates, integrates and further amends the provisions of the Amended Certificate.

E. The text of the Amended Certificate as heretofore amended or supplemented is hereby amended and restated in its entirety, effective as of the effective date of this filing, to read as follows:

ARTICLE I

The name of the corporation is Trestle Holdings, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or hereafter may be amended.

ARTICLE IV

COMMON STOCK. The corporation shall have authority to issue One Hundred and Fifty Million (150,000,000) shares of common stock with par value of one tenth of one cent ($.001) (the "Common Stock").

1. VOTING RIGHTS. Except as otherwise required by law or this Third Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

2. DIVIDENDS. Subject to any preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

ARTICLE V

SERIES PREFERRED STOCK. The Board of Directors of the corporation is expressly authorized to provide for the issuance, in one or more series, of Five Million (5,000,000) shares of preferred stock with par value of one tenth of one cent ($.001) (the "Preferred Stock"). The Preferred Stock shall be issued as such series as the Board of Directors may designate in the resolution or resolutions providing for such issue. For each such series, the Board of Directors is expressly authorized to provide for the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

B. The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VII

A. NUMBER OF DIRECTORS. The authorized number of directors of the corporation shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of such Board, within any limits prescribed in this Certificate of Incorporation or in the bylaws of the corporation.

B. VACANCIES. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or another cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall, if applicable, hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and in any event until such director's successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Third Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

A. LIMITATION ON LIABILITY. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

C. REPEAL AND MODIFICATION. Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of any director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

D. OTHER INDEMNIFICATION. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification) through by-law provisions, agreements with such directors, officers, employees and agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the corporation, its stockholders and others.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation.

Upon the filing of this Third Amended and Restated Certificate of Incorporation, (i) each share of the corporation's Series A Preferred Stock issued and outstanding, plus any accrued but unpaid dividends thereon (the "Series A Preferred Stock"), shall, without any additional action by the corporation, automatically and mandatorily be converted into 143.693 shares of Common Stock of the corporation; and (ii) each share of the corporation's Series B Preferred Stock issued and outstanding, plus any accrued but unpaid dividends thereon (together with the Series A Preferred Stock, the "Existing Preferred Stock"), shall, without any additional action by the corporation, automatically and mandatorily be converted into 143,693 shares of Common Stock of the corporation. No fractional shares shall be issued upon conversion of shares of Existing Preferred Stock. In lieu of any fraction of a share that a holder of Existing Preferred Stock would otherwise be entitled to receive, the corporation shall deliver to such holder a cash payment equal to the fair market value of such fractional share as determined by the closing bid price of the Common Stock of the corporation as quoted on the Over-The-Counter Bulletin Board on the date immediately prior to the filing date of this Third Amended and Restated Certificate. On and after the filing of this Third Amended and Restated Certificate of Incorporation, notwithstanding that any certificate for shares of Existing Preferred Stock shall not have been surrendered for conversion, the shares of Existing Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (a) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, and (b) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such holder shall be entitled. In the event that any holder of Existing Preferred Stock presents such holder's certificate therefore for surrender to the corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Existing Preferred Stock surrendered were convertible on such filing date will be promptly issued and delivered to such holder.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation, constituting the acknowledgement of the undersigned, under the penalties of perjury, that this Third Amended and Restated Certificate of Incorporation is the act and deed of the corporation and that the facts stated herein are true, as of this 5th day of November, 2006.

/s/ ERIC STOPPENHAGEN
_____________________________
Eric Stoppenhagen, Secretary